Exhibit 99.1

American Shared Hospital Services Realigns Management Team

-Ray Stachowiak becomes Executive Chairman, Peter Gaccione appointed CEO-

-Craig Tagawa remains President, Search underway for CFO-

-AMS books First Order of 2023-

SAN FRANCISCO, CA, March 10, 2023 ‒ American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services, today announced several important management changes, all effective as of March 7, 2023.

Ray Stachowiak will become the Company’s Executive Chairman. He has served as Chief Executive Officer since October 2020 and previously served as Interim President and Chief Executive Officer from May 2020. He joined the board of directors in 2009 and is the Company’s largest shareholder, holding approximately 19.95% of issued and outstanding common shares.

Peter Gaccione has been appointed as Chief Executive Officer. He currently serves as Chief Operating Officer. Mr. Gaccione joined AMS in September 2022 with over 40 years of experience in the global radiation oncology and imaging business. Most recently, he served as President and a Member of the Executive Management Board of Myocardial Solutions Inc., a medical technology company in the cardiology and cardio-oncology field, where he led the product commercialization, sales, marketing development, and clinical teams. Prior to that, Mr. Gaccione held various positions within Elekta AB, a provider of precision radiation oncology treatment systems, brachytherapy, neuroscience, and software solutions from 1997 to 2020, that culminated with his position as President and Chief Executive Officer of Elekta Inc. and Elekta Medical S.A. de C.V. (Mexico), as well as Executive Vice President of Elekta North and Latin America Regions and a Member of the Elekta AB Global Executive Management team from June 2017 to February 2020.

The Company also announced that it will conduct a search for a new Chief Financial Officer. Craig Tagawa will remain President, a position he has held since October 2020. He will also remain Chief Financial Officer, a position he has held since 1992, until a successor has been appointed. He is also Chief Executive Officer of GK Financing, an AMS subsidiary. Mr. Tagawa served as Chief Operating Officer from 1999-2022, he joined American Shared in 1988.

Ray Stachowiak, Chief Executive Officer, commented,” When I was appointed CEO almost three years ago, it was always with the intention to serve on an interim basis after strengthening the Company’s processes, balance sheet and management team. In my view, these management changes further advance those goals and it is appropriate for me to step back to the Executive Chairman position as the best people are now in the right positions and poised for success.”

“Peter Gaccione succeeds me as CEO after joining AMS six months ago as COO and after 40 years in the medical oncology business, including 23 years with Elekta AB, an important partner to AMS. Since he joined AMS, he has worked hard to understand the workings of our Company and has helped to fill our sales pipeline with solid leads supported by the experienced sales team that we have in place. In fact, Peter was instrumental in booking our first order of the year. The $1.3 million order is expected to ship in the current second quarter and opens the door for a potential long-term relationship with a new customer. The order also strengthens our relationship with Elekta, who asked if AMS could quickly accommodate this customer, and we did.”

“We have also begun a search for a CFO to succeed Craig Tagawa, who has held the position for many years. Once the new CFO is in place, Craig will focus on financial and deal structuring, which we expect a growing need for, and Craig excels at. Craig has done an excellent job in all of the C-level executive positions that he has served in. Speaking for myself and the Board of Directors, we have every confidence that our newly aligned management team will lead AMS to new heights,” concluded Mr. Stachowiak.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (ASHS) is a leading provider of turnkey technology solutions for stereotactic radiosurgery and advanced radiation therapy equipment and services. ASHS is a leading provider of Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations, and trigeminal neuralgia (facial pain). The Company also offers proton therapy, and the latest IGRT, IMRT and MR/LINAC systems. For more information, please visit: www.ashs.com.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services (including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and MR/LINAC business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy businesses, the risks of developing The Operating Room for the 21st Century program, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and MR/LINAC businesses, the risks of the COVID-19 pandemic and its effect on the Company’s business operations and financial condition, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three month periods ended March 31, 2022, June 30, 2022, and September 30, 2022, the Annual Report on Form 10-K for the year ended December 31, 2022 and the definitive Proxy Statement for the Annual Meeting of Shareholders that was held on June 21, 2022.

Contacts:

American Shared Hospital Services
Ray Stachowiak
Executive Chairman
rstachowiak@ashs.com

Investor Relations
PCG Advisory
Stephanie Prince
P: (646) 863-6341
sprince@pcgadvisory.com